Exhibit 99.1

The Scotts Miracle-Gro Company    NEWS

ScottsMiracle-Gro Announces Resignation of Board Members

MARYSVILLE, Ohio (June 3, 2013) The Scotts Miracle-Gro Company (NYSE:SMG) today announced it would restructure the size and composition of its Board of Directors, a decision previously contemplated but accelerated by the recent resignations of three board members.

In a filing with the Securities and Exchange Commission, the Company said the following members have resigned: Carl F. Kohrt, PhD, who recently accepted the position as president of his alma mater, Furman University in South Carolina; as well as John S. Shiely and William G. Jurgensen.

“Each of these board members served us well for many years and I want to thank them for their counsel and contributions,” said Jim Hagedorn, chairman and chief executive officer. “I wish them each well in their future endeavors.”

The Company began discussions last year about a move to a smaller board of directors, which would be consistent with other peer companies and also more efficient. With that background, the board has determined to not fill the current vacancies at this time. The board will likely be reduced in size to eight to 10 members over time as part of the normal nominating and election process.

The resignations were delivered to the Company following a unanimously-supported reprimand of Hagedorn that stemmed from the use of inappropriate language.  All three former board members confirmed that their departures were not related to any disagreement relating to the Company’s operations, policies, practices or financial reporting.

"While I have a tendency to use colorful language, I recognize my comments in this case were inappropriate and I apologize," Hagedorn said. "I, along with the rest of our board members, consider the matter resolved and I have made a personal commitment to prevent a future recurrence.”

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
(937) 578-5622